Exhibit 99.3


PRESS RELEASE

SEDONA Completes Sale of
Tangent Imaging Systems to Colortrac, Inc.

SEDONA completes important step in its transition to internet/network-based e-business solutions and business intelligence software provider

Limerick, PA - September 20, 1999 - SEDONA Corporation (Nasdaq: SDNA) announced today that it has completed another major step in its transition to an e-business solutions and business intelligence software provider via the sale on September 17, 1999, of its Tangent Imaging Systems unit to Colortrac, Inc., the U.S. subsidiary of Colortrac, Ltd., a U.K.-based scanner manufacturer.

SEDONA Corporation's CEO, Marco Emrich said that; "I am certainly pleased that the sale of Tangent has been completed on schedule, and we can fully focus all of the energies of SEDONA on becoming a leading provider of Internet-centric, spatial visualization software components to the e-business and business intelligence software markets. I believe we can bring real value to such applications as customer relationship management and supply chain applications, and to key organizations in numerous industries, including financial services, manufacturing, telecommunications and retail industries."

About SEDONA Corporation...

SEDONA Corporation, headquartered in Limerick, Pennsylvania, develops and markets enterprise scale business geo-intelligence solutions that focus on ease of use, interoperability, Internet accessibility and intuitive visualization of geographic components of enterprise data.

Through strategic industry alliances, SEDONA is uniquely positioned to address the needs of Oracle database customers. The vision of the company is to enable business clients to turn warehoused data into relevant visual information from which informed decisions are made to swiftly improve bottom-line results. SEDONA and its operating companies can be found on the Web at www.sedonacorp.com.

Forward Looking Statements...

Statements made in this news release that relate to future plans, events or performances are forward-looking statements. Any statement containing words such as "believes" "anticipates" "plans" or "expects" and other statements which are not historical facts contained in this release are forward-looking, and these statements involve risks and uncertainties and are based on current expectations. Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements.

CONTACT:  Vicki Franchetti, 610-495-3003 x214

SEDONA Corporation    649 North Lewis Road, Suite 220
Limerick, PA 19468
610-495-3003    Fax: 610-495-3092    Web: www.sedonacorp.com
Email: vickif@sedonacorp.com

SedonaCorp and SEDONA Corporation, and are registered trademark of SEDONA Corporation SpatialVision, SedonaLink and
Sedona are trademarks of SEDONA Corporation All other product names are trademarks or registered trademarks of their respective Companies.